Exhibit 99.1

CONTACT: Lindsey Crabbe

(214) 874-2339

CAPSTEAD MORTGAGE CORPORATION

ANNOUNCES THE APPOINTMENT OF PAT AUGUSTINE AS

INDEPENDENT MEMBER OF ITS BOARD OF DIRECTORS

DALLAS – August 18, 2020 – Capstead Mortgage Corporation (NYSE: CMO) (“Capstead” or the “Company”) announced today that they have appointed Pat Augustine to serve as an independent member of the Board of Directors of Capstead (“Board”). With the appointment of Mr. Augustine, the Board will consist of eight members, seven of whom will be independent. Mr. Augustine will join the Board effective immediately.

Mr. Augustine spent most of his career in structured finance beginning in 1985 at Salomon Brothers during the developmental phase of the mortgage-backed securities market. From 1996 until 2007, Mr. Augustine built the securities business at NationsBank, now Bank of America, where he ran sales, trading and research for structured products. Between 2009 and 2011, Mr. Augustine served as Head of Structured Product and Credit Portfolio Management at Swiss RE Insurance Asset Management where he was primarily responsible for oversight of residential and commercial mortgage-related products. Most recently, he served as founder of Meridian Enterprises where he built, owned and operated Planet Fitness franchises before selling to a private equity firm in 2019. Mr. Augustine holds a BA in Economics from Duquesne University and an MBA from Emory University.

Remarked Chris Mahowald, Chairman of the Board, “I am pleased that Pat has accepted our invitation to join Capstead’s Board. He brings deep knowledge of the mortgage-backed securities market that will complement the current Board as well as diverse leadership skills that will serve our Company well over the long term. The appointment of Pat furthers our succession planning initiative at the Board level. In welcoming Pat, we also acknowledge and extend our appreciation to our recently retired Board member, Jack Bernard, for his service to Capstead over the last eight years.”

About Capstead

Capstead is a self-managed real estate investment trust, or REIT, for federal income tax purposes. The Company earns income from investing in a leveraged portfolio of residential adjustable-rate mortgage pass-through securities, referred to as ARM securities, issued and guaranteed by government-sponsored enterprises, either Fannie Mae, Freddie Mac, or by an agency of the federal government, Ginnie Mae. Capstead’s investment strategy attempts to mitigate risks to book value by focusing on investments in agency-guaranteed residential mortgage pass-through securities, which are considered to have little, if any, credit risk and are collateralized by ARM loans with interest rates that reset periodically to more current levels.